Bank Loan Agreement

Bank	China Bank Shenzhen Branch ("Bank")
Borrower	Shenzhen Borou Industrial Ltd. (深圳市柏柔实业有限公司) ("Borrower")
Execution date	August 5, 2009
Principal	RMB 40 million.
Purpose	Working capital and fixed assets. The Borrower may not change the purpose of the loan without written consent by the Bank
Interest

The interest rate is floating. The interest rate is re-priced every 3 months from the actual withdrawal date. The initial interest rate of each withdrawal is based on one-three year benchmark lending rate going up 10% promulgated by People’s Bank of China at the actual date of withdrawal. The interest is settled on a monthly basis.

Repayment and Repayment in advance Representation by Borrower	The Borrower shall repay the loan according to the contract. Repayment in advance shall be approved by the Bank with at least one month notice in advance.

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The Borrower shall notify the Bank of any corporate change in writing 30 days advance, including restructuring, merger, demerger, establishing a joint venture, assets transfer, etc., which may affect the obligations under the contract and the interest of the Bank. The Borrower may not take the above mentioned actions without written approval of such changes by the Bank.

• The Borrower shall obtain written approval before providing a guarantee or mortgage with its primary asset for a third party, which could affect its performance under the loan agreement.
• The Borrower or its investor(s) may not withdraw the capital, transfer the assets or equity for the purpose of avoiding the debt owned to the Bank.
• The Borrower shall notify the Bank in advance in writing regarding the change of its name, legal representative, legal address, business scope.
• During the loan period, the Borrower may not pay dividends or provide security for a third party, or lend to a third party.
Security	Mortgage plus guarantee. The mortgage contract and guarantee contract are signed independently.
Period	36 months from the first actual withdrawal date
Liability for Breach	•

The Bank may have one or more options as follows if the Borrower breaches the contract or under any event that could affect the Bank’s interest, including the material corporate change of the Borrower, such as restructuring, merger, demerger, establishing a joint venture, assets transfer, deregistration, etc. or the loan which is not used according to the designated purpose under the contract:

* suspend the payment of loan to the Borrower;

* accelerate the loan

* in case of late repayment, charge the Borrower with penalty interest and compound interest;

* request for new security by the Borrower;
*excise the rights under the mortgage; and

*terminate the contract.
• The Borrower shall be responsible for legal fees and other fees that occurred by the Bank to collect the debt through litigation if the Borrower breach the contract.
Governing law and Jurisdiction	The dispute will be solved through the court in the place where the Bank is located.